PROSPECTUS	Pricing Supplement No. 3682
Dated August 31, 2001	Dated December 17, 2001
PROSPECTUS SUPPLEMENT	Rule 424(b)(3)-Registration Statement
Dated September 5, 2001	No. 333-40880 and 333-66560

GENERAL ELECTRIC CAPITAL CORPORATION

GLOBAL MEDIUM-TERM NOTES, SERIES A

(Floating Rate Notes)

Trade Date: December 17, 2001

Settlement Date (Original Issue Date): December 19, 2001

Maturity Date: December 19, 2002

Principal Amount (in Specified Currency): USD 1,000,000,000

Price to Public (Issue Price): The Notes are being purchased by the Agent at 100% of their principal amount and will be resold by the Agent at varying prices determined at the time of sale. For further information with respect to any discounts, commissions or profits on resales of the Notes that may be deemed underwriting discounts or commission, see "Plan of Distribution" below.

Agent's Discount or Commission: 0.00%

Net Proceeds to Issuer: USD 1,000,000,000

Interest Rate:

Interest Calculation:

☒ Regular Floating Rate

☐ Inverse Floating Rate

☐ Other Floating Rate

Interest Rate Basis: ☐ CD Rate ☐ Commercial Paper Rate

☐ Federal Funds Rate (See "Additional Terms - Interest" below)

☒ LIBOR ☐ Prime Rate ☐ Treasury Rate

☐ Other (See "Additional Terms - Interest" below)

CAPITALIZED TERMS USED IN THIS PRICING SUPPLEMENT WHICH ARE DEFINED IN THE PROSPECTUS SUPPLEMENT SHALL HAVE THE MEANINGS ASSIGNED TO THEM IN THE PROSPECTUS SUPPLEMENT.

(Fixed Rate)
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Pricing Supplement No. 3682
Dated December 17, 2001
Rule 424(b)(3)-Registration Statement
No. 333-40880 and 333-66560

Spread (Plus or Minus): Three Month USD LIBOR minus 0.06

Spread Multiplier: N/A

Index Maturity: Three Month

Index Currency: U.S. Dollars

Maximum Interest Rate: N/A

Minimum Interest Rate: N/A

Interest Payment Period: Quarterly

Interest Payment Dates: Quarterly, commencing March 19, 2002.

Initial Interest Rate Per Annum: To be determined two London Business Days prior to the Original Issue Date based on the three month USD LIBOR minus 0.06

Interest Reset Periods and Dates: Quarterly, on each Interest Payment Date

Interest Determination Dates: Quarterly, two London Business Days prior to each Interest Reset Date.

Form of Notes:

☒ DTC registered ☐ non-DTC registered

CUSIP No: 36962GXA7

Repayment, Redemption and Acceleration

Optional Repayment Date(s): N/A

Initial Redemption Date: N/A

Initial Redemption Percentage: N/A

Annual Redemption Percentage Reduction: N/A

Modified Payment Upon Acceleration: N/A

(Fixed Rate)
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Pricing Supplement No. 3682
Dated December 17, 2001
Rule 424(b)(3)-Registration Statement

Original Issue Discount:

Amount of OID: N/A

Yield to Maturity: N/A

Interest Accrual Date: N/A

Initial Accrual Period OID: N/A

Amortizing Notes:

Amortization Schedule: N/A

Dual Currency Notes:

Face Amount Currency: N/A

Optional Payment Currency: N/A

Designated Exchange Rate: N/A

Option Value Calculation Agent: N/A

Option Election Date(s): N/A

Indexed Notes:

Currency Base Rate: N/A

Determination Agent: N/A

No. 333-40880 and 333-66560

Recent Developments.

On July 2, 2001, General Electric Capital Corporation changed its state of incorporation from New York to Delaware.

Additional Information:

General.

At September 29, 2001, the Company had outstanding indebtedness totaling $205.043 billion, consisting of notes payable within one year, senior notes payable after one year and subordinated notes payable after one year. The total amount of outstanding indebtedness at September 29, 2001 excluding subordinated notes payable after one year was equal to $204.345 billion.

(Fixed Rate)
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Pricing Supplement No. 3682
Dated December 17, 2001
Rule 424(b)(3)-Registration Statement No. 333-40880 and 333-66560

Consolidated Ratio of Earning to Fixed Charges.

The information contained in the Prospectus under the caption "Consolidated Ratio of Earnings to Fixed Charges" is hereby amended in its entirety, as follows:
		Year Ended December 31,			Nine Months Ended September 29, 2001
1996	1997	1998	1999	2000
1.53	1.48	1.50	1.60	1.52	1.69

For purposes of computing the consolidated ratio of earnings to fixed charges, earnings consist of net earnings adjusted for the provision for income taxes, minority interest and fixed charges. Fixed charges consist of interest and discount on all indebtedness and one-third of rentals, which the Company believes is a reasonable approximation of the interest factor of such rentals.

Plan of Distribution:

GECC Capital Markets Group, Inc. is acting as Agent in connection with the distribution of the Notes. The Agent will receive a selling commission equal to 0.0% of the principal amount of the Notes. The Agent has advised the Issuer that the Agent proposes to offer the Notes from time to time for sale in negotiated transactions or otherwise, at prices determined at the time of sale.